Exhibit 99.1

For Immediate Release	Media Contact: Jeanne Norcross
Investor Contact: Dave Staples	Vice President Corporate Affairs
Executive Vice President & CFO	(616) 878-2830
(616) 878-8793

Spartan Stores Announces Fourth Quarter and Fiscal Year 2012

Financial Results

Fourth Quarter Earnings from Continuing Operations Increase 37 Percent to $10.5 Million or $0.46 per Diluted Share

Company Reduces Net Debt by $19.6 Million from Last Year

GRAND RAPIDS, MICHIGAN – May 16, 2012 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today reported financial results for its 13-week fourth quarter and 53-week fiscal year ended March 31, 2012.

Fourth Quarter Results

Consolidated net sales for the 13-week fourth quarter increased 7.6 percent to $614.8 million compared to $571.5 million in last year’s 12-week fourth quarter. Both the distribution and retail segments reported increased sales during the quarter. The extra week in this year’s fourth quarter and fiscal year contributed $49.8 million of consolidated net sales.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter increased 9.6 percent to $28.0 million, or 4.6 percent of net sales, compared to $25.5 million, or 4.5 percent of net sales last year, primarily as a result of the extra week in this year’s fourth quarter.

“We are pleased with our ability to generate financial results ahead of our expectations for the fourth quarter through disciplined management of expenses and working capital. These results enabled us to return capital to shareholders through our quarterly dividend and share repurchases, while also repaying the $45 million balance on our revolving credit facility,” stated Dennis Eidson, Spartan’s President and Chief Executive Officer. “We continued to execute on our strategic initiatives during the year as we successfully completed the rollout of our loyalty program to all traditional supermarket banners, increased our private brand development, enhanced our focus on fresh excellence and converted one of our existing Glen’s locations to a Valu Land, our new value-focused store format which is currently under development.”

Fourth quarter gross profit margin decreased 70 basis points to 22.0 percent from 22.7 percent in the same period last year. The decline in gross margin was primarily due to a shift in the mix of sales between the Company’s business segments and within distribution, the impact of the 53rd week, as well as lower retail margin rates partially offset by a LIFO credit.

Fourth quarter operating expenses were $115.6 million, or 18.8 percent of net sales, compared to $113.9 million, or 19.9 percent of net sales in the year-ago quarter. The Company’s expense leverage was improved by the impact of the extra week of sales, the shift in mix of sales, lower incentive compensation and benefit costs associated with the timing of the prior year’s provision and less total expense, as well as lower occupancy expense driven principally by general cost containment initiatives and the unseasonably warm weather. These items were partially offset by increased health care and credit card fees compared to the fourth quarter of fiscal 2011.

Earnings from continuing operations for the fourth quarter of fiscal 2012 increased 37.0 percent to $10.5 million, or $0.46 per diluted share, compared to $7.7 million, or $0.34 per diluted share last year. The Company’s fourth quarter of fiscal 2012 earnings from continuing operations benefited $1.4 million after tax due to the extra week of sales. The fourth quarter of fiscal 2011 included an after tax charge associated with restructuring costs. Excluding these items, fourth quarter earnings from continuing operations would have increased 16.7 percent to $9.1 million, or $0.40 per diluted share, compared to $7.8 million, or $0.34 per diluted share, in fourth quarter last year. In addition to the impact of the 53rd week, the Company anticipates the fourth quarter of fiscal 2013 will be negatively impacted by $0.05 to $0.06 per diluted share as a result of the net effect of favorable items realized in the fourth quarter of fiscal 2012 that will not continue in fiscal 2013. These items predominately relate to the LIFO credit realized in the quarter due to lower than anticipated inventory levels, favorable incentive compensation expenses and favorable occupancy costs.

Distribution Segment

Fourth quarter net sales for the distribution segment increased 9.1 percent to $271.6 million from $248.9 million in the year-ago period due principally to the extra week of sales.

Fourth quarter fiscal 2012 operating earnings for the distribution segment increased 24.5 percent to $17.3 million compared to $13.9 million in the same period last year. The operating earnings increase is principally due to an improvement in incentive compensation expense due to the timing of the quarterly provision versus last year as previously communicated, the impact of the 53rd week and a LIFO credit due to a lower inventory position at the end of the quarter, partially offset by higher health care and benefit costs.

Retail Segment

Fourth quarter net sales for the retail segment increased 6.4 percent to $343.1 million compared to $322.6 million in the same period last year. The higher sales were due to the extra week of sales, increased fuel retail selling prices and increased fuel volume, partially offset by a decline in comparable store sales, excluding fuel, of 3.0 percent. For the purpose of reporting comparable store sales, the Company used 13-week quarters. This comparable store sales decline was in line with the Company’s prior guidance and expectations as a result of cycling the YES loyalty program launch at VG’s in the prior year’s fourth quarter, the shift in the New Year’s holiday and unseasonably warm weather. The Company estimates that these items negatively impacted the Company’s comparable store sales run rate by up to 2.0 percent.

Retail segment operating earnings for the quarter increased 8.6 percent to $2.3 million compared to $2.1 million in the fourth quarter of fiscal 2011. The operating earnings increase was principally due to the 53rd week, lower incentive compensation expense and reduced occupancy expense. These items were partially offset by higher health care expenses, credit card fees and a one-time sales and use tax adjustment.

Balance Sheet and Cash Flow

The Company continued to report strong levels of net cash provided by operating activities of $93.7 million for fiscal year 2012. Total net long-term debt (including current maturities and capital lease obligations and subtracting cash) decreased $19.6 million to $111.5 million as of March 31, 2012 versus $131.1 million at the end of last year.

As a result of our strong cash flow generation, the Company began repurchasing shares of its common stock during the fourth quarter. Shares repurchased during the fourth quarter of fiscal 2012 and the first quarter of fiscal 2013 to-date were 0.7 million and 0.6 million, respectively. This share repurchase activity used approximately 50 percent of the authorized $50.0 million repurchase program. Additionally, the Company repaid the entire outstanding balance on its revolving credit facility early in the fourth quarter of fiscal 2012 and, as a result of the $45.0 million payoff, interest expense related to the facility is expected to be reduced by approximately $1.1 million during fiscal 2013. This reduction in interest expense will be partially offset by the increased amortization of the convertible debt discount and additional capital leases related to a store relocation and a lease renewal. Going forward, the Company believes that its strong balance sheet and $165.0 million of availability under its revolving credit facility provides the capacity necessary to execute its strategic initiatives.

In addition, the Company announced in a separate release today that its Board of Directors declared a quarterly cash dividend of $0.08 per common share, an increase of 23 percent from $0.065 per common share. The dividend is payable on June 15, 2012 to shareholders of record as of the close of business on June 1, 2012. As of May 15, 2012, there were 21,664,787 common shares outstanding.

Fiscal Year 2012 Results

Consolidated net sales for the fiscal year increased 4.0 percent to $2.6 billion compared to $2.5 billion last year. The higher annual net sales resulted from the extra week of sales, totaling $49.8 million and increased fuel sales, partially offset by a comparable store sales decrease of 1.6 percent. For the purpose of reporting comparable store sales, the Company used 53-week years.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the year increased 5.2 percent to $109.7 million, or 4.2 percent of net sales, compared to $104.3 million, or 4.1 percent of net sales last year. The 53rd week contributed $2.4 million to Adjusted EBITDA for the year.

Earnings from continuing operations, excluding certain items (identified below) that do not represent ongoing operating activities in fiscal 2012 and fiscal 2011, would have been $31.9 million or $1.39 per diluted share for fiscal 2012 compared to $30.7 million or $1.36 per diluted share last year. The excluded items and their after tax impact for fiscal 2012 were the 53rd week earnings of $1.4 million, unusual corporate professional fees expense of $0.7 million, a swap termination charge of $0.5 million and a write-off of net deferred tax assets and liabilities related to the Michigan Business Tax that will no longer be realized as a result of the elimination of this tax of $0.5 million. These items were partially offset by an after tax gain on sale of assets of $0.3 million. Fiscal 2011 excludes a $1.8 million net after tax benefit primarily associated with lease terminations and pension curtailment income partially offset by asset impairment charges. Earnings from continuing operations as reported for fiscal 2012 were $31.9 million or $1.39 per diluted share compared to $32.5 million or $1.43 per diluted share last year. For fiscal 2012 depreciation and amortization totaled $36.8 million, interest expense totaled $15.0 million and capital expenditures totaled $42.5 million.

Outlook

Mr. Eidson continued, “While the economic climate is still challenging, especially in many Northern Michigan and Southeastern Michigan markets, we anticipate improvement during fiscal 2013. The Michigan economic indices continue to show progress and we are hopeful that employment growth, a key driver of our business, will follow. In the first quarter of fiscal 2013 we launched an extensive sales and marketing campaign around the YES program. This program is multi-faceted beginning with a 90 day price reduction and freeze on key items the consumer values, as well as, providing even more ways to save with the YES loyalty program. We expect this program to appeal to the consumer in Michigan who continues to be pressured by the difficult economic environment and those that have become more value conscious.”

“Additionally, over the past year we have been experimenting with a value store format, under the banner Valu Land, and previously converted two small store locations to this format. In the fourth quarter of fiscal 2012 we remodeled and converted an additional location to this format and we opened our first net new Valu Land early in the first quarter of fiscal 2013. Over the remainder of fiscal 2013, we plan to open three to five new Valu Land locations. While we are still very early in the development and testing of this store format, we are excited about the potential organic growth opportunity it could provide in certain existing markets and locations outside the state of Michigan. Additionally, we hope to leverage our learnings from this format to benefit our distribution customers,” concluded Mr. Eidson.

The Company anticipates that the first quarter of fiscal 2013’s financial results will likely fall slightly below the prior year’s results on an earnings per share from continuing operations basis. This expectation is the result of two store grand openings, the promotional costs associated with the YES campaign and the Company’s belief that the first half of the year will be challenging as Michigan jobs creation continues to lag the overall economic improvement. The Company will likely experience slightly negative quarterly comparable store sales early in fiscal 2013 as a result of the slower jobs recovery.

The Company is optimistic the Michigan employment outlook and the overall economic environment will improve during the second half of the year generating a more positive sales trend. As a result of these sales expectations and continued expense management, the Company anticipates that its fiscal year 2013 financial performance will exceed the prior year’s earnings from continuing operations, excluding the impact of any unusual items that do not reflect the ongoing operating activities of the Company.

The Company expects capital expenditures for fiscal year 2013 to be in the range of $43.0 million to $46.0 million with depreciation and amortization in the range of $39.0 million to $41.0 million and total interest expense to approximate $13.0 to $14.0 million.

Conference Call

A telephone conference call to discuss the Company’s fourth quarter and fiscal year 2012 financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 17, 2012. A live webcast of this conference call will be available on the Company’s website, www.spartanstores.com. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases such as “priority”, “trend”, “remain”, “outlook”, “position”, “opportunity”, “potential” “strategy”, or “begin”; that an event or trend “could”, “will” or “should” occur or “continue” or is “likely” or that Spartan Stores or its management “anticipates”, “believes”, “expects” or “plans” a particular result, or is “confident” or “optimistic” that a particular result will occur. Accounting estimates are inherently forward-looking. Our restructuring cost provisions are estimates and actual costs may be more or less than these estimates and differences may be material. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to achieve the results stated in our “Outlook” discussion, successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments, our new retail banner and model, warehouse consolidation and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends and repurchase shares is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed and other factors that may adversely affect these forward-looking statements is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(In thousands, except per share amounts)

	Fourth Quarter Ended		Year-to-Date Ended
	March 31, 2012	March 26, 2011	March 31, 2012	March 26, 2011
	(13 weeks)	(12 weeks)	(53 weeks)	(52 weeks)
Net sales	$614,773	$571,471	$2,634,226	$2,533,064
Cost of sales	479,687	441,650	2,078,116	1,976,549

Gross margin	135,086	129,821	556,110	556,515

Operating expenses
Other selling, general and administrative	106,855	105,480	452,856	452,859
Restructuring, asset impairment and other	114	192	(23)	532
Depreciation and amortization	8,603	8,208	36,794	35,158

Total operating expenses	115,572	113,880	489,627	488,549

Operating earnings	19,514	15,941	66,483	67,966

Non-operating expense (income)
Interest expense	3,109	3,505	15,037	15,104
Other, net	36	(44)	(110)	(97)

Total non-operating expense, net	3,145	3,461	14,927	15,007

Earnings before income taxes and discontinued operations	16,369	12,480	51,556	52,959
Income taxes	5,892	4,831	19,686	20,420

Earnings from continuing operations	10,477	7,649	31,870	32,539
Income/(Loss) from discontinued operations, net of taxes	23	124	(112)	(232)

Net earnings	$10,500	$7,773	$31,758	$32,307

Basic earnings per share:
Earnings from continuing operations	$0.46	$0.34	$1.40	$1.44
Loss from discontinued operations	—	—	$(0.01)	(0.01)

Net earnings	$0.46	$0.34	$1.39	$1.43

Diluted earnings per share:
Earnings from continuing operations	$0.46	$0.34	$1.39	$1.43
Loss from discontinued operations	—	—	$—	(0.01)

Net earnings	$0.46	$0.34	$1.39	$1.42

Weighted average shares outstanding:
Basic	22,724	22,629	22,791	22,606

Diluted	22,824	22,712	22,887	22,688

SPARTAN STORES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2012	March 26, 2011
ASSETS

Current assets
Cash and cash equivalents	$26,476	$43,824
Accounts receivable, net	58,637	56,344
Inventories	99,778	103,814
Other current assets	24,746	8,934

Total current assets	209,637	212,916

Other assets
Goodwill, net	240,194	241,244
Other, net	56,866	55,788

Total other assets	297,060	297,032

Net property and equipment	256,776	241,448

Total assets	$763,473	$751,396

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$107,703	$100,919
Accrued payroll and benefits	39,366	37,679
Other accrued expenses	29,963	18,343
Current portion of restructuring costs	3,472	4,470
Current maturities of long-term debt	4,449	4,205

Total current liabilities	184,953	165,616
Other long-term liabilities	16,292	18,269
Restructuring costs	7,630	10,832
Deferred taxes	83,807	66,241
Postretirement benefits	13,618	14,222
Long-term debt	133,565	170,711

Total long-term liabilities	254,912	280,275

Commitments and Contingencies

Shareholders’ equity
Common stock, voting, no par value; authorized 50,000 shares; outstanding 22,215 and 22,619 shares	161,665	169,072
Preferred stock, no par value, authorized 10,000 shares; no shares outstanding	—	—
Deferred stock-based compensation	(6,531)	(6,986)
Accumulated other comprehensive loss	(13,793)	(13,016)
Retained earnings	182,267	156,435

Total shareholders’ equity	323,608	305,505

Total liabilities and shareholders’ equity	$763,473	$751,396

SPARTAN STORES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(In thousands)

	Year-to-Date
	(53 weeks) March 31, 2012	(52 weeks) March 26, 2011
Net cash provided by operating activitites	93,734	$89,756
Net cash used in investing activities	(43,800)	(33,123)
Net cash used in financing activities	(67,206)	(19,369)
Net cash used in discontinued operations	(76)	(2,610)

Net decrease in cash and cash equivalents	(17,348)	34,654
Cash and cash equivalents at beginning of period	43,824	9,170

Cash and cash equivalents at end of period	$26,476	$43,824

SPARTAN STORES, INC. AND SUBSIDIARIES SUPPLEMENTAL FINANCIAL DATA

(Unaudited)

(In thousands)

	Fourth Quarter Ended		Year-to-Date Ended
	March 31, 2012	March 26, 2011	March 31, 2012	March 26, 2011
	(13 weeks)	(12 weeks)	(53 weeks)	(52 weeks)
Retail Segment:

Net Sales	$343,144	$322,551	$1,495,487	$1,443,375
Operating Earnings	$2,251	$2,073	$22,191	$19,979

Distribution Segment:

Net Sales	$271,629	$248,920	$1,138,739	$1,089,689
Operating Earnings	$17,263	$13,868	$44,292	$47,987

SPARTAN STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(Unaudited)

(In thousands)

	Fourth Quarter		Year-to-Date
	March 31, 2012 (13 weeks)	March 26, 2011 (12 weeks)	March 31, 2012 (53 weeks)	March 26, 2011 (52 weeks)
Consolidated:
Net earnings	$10,500	$7,773	$31,758	$32,307
Plus:
Discontinued operations	(23)	(124)	112	232
Income taxes	5,892	4,831	19,686	20,420
Non-operating expense	3,145	3,461	14,927	15,007

Operating earnings	$19,514	$15,941	$66,483	$67,966

Plus:
Depreciation and amortization	8,603	8,208	36,794	35,158
LIFO (income) expense	(1,260)	(282)	1,401	(4,185)
Restructuring, asset impairment & other	114	192	(23)	532
Other unusual items	—	—	1,194	—
Non-cash stock compensation & other charges	1,017	1,466	3,825	4,793

Adjusted EBITDA	$27,988	$25,525	$109,674	$104,264

Retail Segment:
Operating Earnings	$2,251	$2,073	$22,191	$19,979
Plus:
Depreciation and amortization	6,658	6,159	28,350	26,693
LIFO expense	115	289	1,864	954
Restructuring, asset impairment & other	114	361	14	267
Non-cash stock compensation & other charges	559	686 *	1,541	2,453	*

Adjusted EBITDA	$9,697	$9,568	$53,960	$50,346

Distribution Segment:
Operating Earnings	$17,263	$13,868	$44,292	$47,987
Plus:
Depreciation and amortization	1,945	2,049	8,444	8,465
LIFO (income) expense	(1,375)	(571)	(463)	(5,139)
Restructuring, asset impairment & other	—	(169)	(37)	265
Other unusual items	—	—	1,194	—
Non-cash stock compensation & other charges	458	780 *	2,284	2,340	*

Adjusted EBITDA	$18,291	$15,957	$55,714	$53,918

*	Prior year stock compensation has been reclassified to conform to the current year to reflect the amount included in the administrative cost allocated to the Retail segment.

Notes: Consolidated Adjusted EBITDA is a non-GAAP operating financial measure that we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

We believe that Adjusted EBITDA provides a meaningful representation of our operating performance for the Company as a whole and for our operating segments. We consider Adjusted EBITDA as an additional way to measure operating performance on an ongoing basis. Adjusted EBITDA is meant to reflect the ongoing operating performance of all of our retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Adjusted EBITDA is a performance measure that management uses to allocate resources, assess performance against its peers and evaluate overall performance, we believe it provides useful information for our investors. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with us request our operating financial results in Adjusted EBITDA format.

Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Our definition of Adjusted EBITDA may not be identical to similarly titled measures reported by other companies.

SPARTAN STORES, INC. AND SUBSIDIARIES RECONCILIATION OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS TO TOTAL NET LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

(A NON-GAAP FINANCIAL MEASURE)

(Unaudited)

(In thousands)

	March 31, 2012	March 26, 2011
Current maturities of long-term debt and capital lease obligations	$4,449	$4,205
Long-term debt and capital lease obligations	133,565	170,711

Total Debt	138,014	174,916
Cash and cash equivalents	(26,476)	(43,824)

Total net long-term debt	$111,538	$131,092

Notes: Total net long-term debt is a non-GAAP financial measure that is defined as long-term debt and capital lease obligations plus current maturities of long-term debt and capital lease obligations less cash and cash equivalents. The Company believes investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments.